EXHIBIT 10.1

SUMMARY DESCRIPTION OF CORUS BANKSHARES COMPENSATION FOR DIRECTORS

Corus Bankshares Director Compensation
Last Approved: August 23, 2005

Fees

	Board of Directors	Audit Committee	Compensation Committee	Nominating Committee

Chairman Retainer Fee	$0	$18,000	$6,000	$0
(per annum)
Routine Meetings	$8,000	$6,000	$3,000	$3,000
(per meeting)
Special Session Meetings	$2,000	$2,000	$1,500	$1,500
In-Person
(per hour)
Special Session Meetings	$1,200	$1,200	$1,000	$1,000
Telephonic
(per hour)